CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges	EXHIBIT 12 (i)

			2009		2008	Year Ended December 31,
			3 Months	12 Months	3 Months
			Ended	Ended	Ended
Earnings: ($000)			Dec 31	Dec 31	Dec 31	2008	2007	2006	2005	2004
A.		Net income from Continuing Operations	$9,827	$34,427	$7,753	$32,609	$42,004	$44,173	$44,619	$42,438
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	970
C.		Federal and State Income Tax	10,231	27,383	7,727	21,829	21,898	23,769	25,819	31,256
	Less	Income from Equity Investments	227	229	109	568	1,895	1,810	1,456	922
	Plus	Cash Distribution from Equity Investments	308	1,775	169	2,463	3,427	1,315	1,833	1,776
D.		Earnings before Income Taxes and Equity Investments	$20,381	$64,326	$15,782	$57,303	$66,404	$68,417	$71,785	$75,518
E.		Fixed Charges
		Interest on Other-Long-Term Debt	5,770	20,999	5,454	20,518	18,653	16,425	13,826	11,488
		Other Interest	1,447	3,996	1,229	5,054	4,379	3,622	2,577	5,517
		Interest Portion of Rents(1)	251	1,043	241	1,220	1,278	1,112	1,077	1,192
		Amortization of Premium & Expense on Debt	224	956	250	982	963	991	1,043	1,066
		Preferred Stock Dividends Requirements of Central Hudson	458	1,659	385	1,525	1,423	1,405	1,454	1,594
		Total Fixed Charges	$8,150	$28,653	$7,559	$29,299	$26,696	$23,555	$19,977	$20,857
	Less	Preferred Stock Dividends Requirements of Central Hudson	458	1,659	385	1,525	1,423	1,405	1,454	1,594
F.		Total Earnings	$28,073	$91,320	$22,956	$85,077	$91,677	$90,567	$90,308	$94,781

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	211	843	211	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	2.024	1.817	1.974	1.707	1.545	1.516	1.575	1.740
K.		Preferred Dividend (Pre-tax) (I x J)	427	1,532	417	1,439	1,303	1,278	1,327	1,467
L.		Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127
M.		Preferred Dividend Factor	$458	$1,659	$448	$1,566	$1,430	$1,405	$1,454	$1,594

N.		Ratio of Earnings to Fixed Charges (F/E)	3.4	3.2	3.0	2.9	3.4	3.8	4.5	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.